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                                                                      EXHIBIT 11


                           HIE, INC. AND SUBSIDIARIES
              STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)



                                                                                            Years ended December 31,
                                                                               ------------------------------------------------
                                                                                   1999              1998                1997
                                                                               ---------           --------           ---------
                                                                                    (In thousands, except for per share data)
Net earnings (loss) attributable to common shareholders                         $ (8,504)          $  1,498           $  (8,596)
                                                                                ========           ========           =========

Weighted average number of common shares outstanding                              25,347             24,031              22,587
                                                                                ========           ========           =========

Basic net earnings (loss) per common share                                      $  (0.34)          $   0.06           $   (0.38)
                                                                                ========           ========           =========

Shares used in diluted net earnings (loss) per share calculation:
   Weighted average number of common shares outstanding                           25,347             24,031              22,587
   Additional shares assumed outstanding from dilutive stock
     options used in diluted earnings (loss) per share                                -- *              836                  -- *
     calculation                                                                --------           --------           ---------
                                                                                  25,347             24,867              22,587

Diluted net earnings (loss) per common share                                    $  (0.34)          $   0.06           $   (0.38)
                                                                                ========           ========           =========


* Since stock options are antidilutive to the loss per common share calculation, stock options are not considered in such loss per share calculations in 1999 and 1997.